SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2005

United American Corporation.

(Exact name of registrant as specified in its charter)

Florida	000-27621	95-4720231
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1080 Beaver Hall, Suite 155 Montreal, Quebec, Canada	H2Z 1S8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (514) 313-6010

220 De La Coulee, Mount Saint Hilaire, Quebec, Canada J3H 5Z6 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 8, 2005, Mr. Benoit Laliberte resigned as our Chief Executive Officer, Chief Financial Officer and as a member of our board of directors. There was no known disagreement with Mr. Laliberte on any matter relating to our operations, policies or practices.

On November 8, 2005, Mr. Gilles Pollquin resigned as a member of our board of directors.  There was no known disagreement with Mr. Pollquin on any matter relating to our operations, policies or practices.

On November 8, 2005, Mr. Simon Lamarche was appointed as our Chief Executive Officer, Chief Financial Officer and as a member of our board of directors.

Since June 2004, Mr. Lamarche has acted as an independent consultant with our subsidiary, Teliphone, Inc.  From January 2004 to June of 2004, Mr. Lamarche was Director of Sales of MicroQuest, a company specializing in retail and business sales and integration of computers and networking equipment.  From January 2002 to the end of 2003, Mr. Lamarche was President of Vectoria Informatiques Telecommunications Inc., a company specializing in advanced, internet-based telecommunications and specialized computer networking within business and residential applications.  Prior to 2002, Mr. Lamarche was Director of Sales at Jitec Corporation, a company specializing in software development, computer networking and retail sales.

There are no family relationships between Mr. Lamarche and any of our directors or executive officers.

Other than acting as a consultant to our subsidiary, Teliphone, Inc., Mr. Lamarche has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United American Corporation

/s/ Simon Lamarche
Simon Lamarche
Chief Executive Officer, Chief Financial Officer & Director

Date: November 10, 2005